Exhibit 10.4

June [•], 2023

To: [•]

RE:	Retention Agreement

Dear [•]:

As you may be aware, Surface Oncology, Inc. (the “Company”) [entered into] an Agreement and Plan of Merger on [•], 2023 (the “Merger Agreement”), with Coherus BioSciences, Inc., a Delaware corporation (the “Parent”), Crimson Merger Sub I, Inc., a Delaware corporation and a direct wholly owned subsidiary of Parent (the “Merger Sub I”), Crimson Merger Sub II, LLC, a Delaware limited liability company and a direct wholly owned subsidiary of Parent, pursuant to which the Company will merger with Merger Sub I and become a wholly-owned subsidiary of the Parent (the “First Merger”), and as a part of the same overall transaction, promptly after the First Merger, the surviving entity of the First Merger will merger with and into Merger Sub II (the “Second Merger and, together with the First Merger, the “Proposed Transaction”).

In recognition of all of your contributions to the Company and your key role in the future success of the Company, we are pleased to offer you the retention incentives described below pursuant to the terms and conditions set forth in this agreement (the “Retention Agreement”) which will be effective as of [•], 2023 (the “Effective Date”), provided you have executed and returned it to the Company on or before [•], 2023.

I.	Retention Bonus

We are pleased to award you with an opportunity to earn a one-time retention bonus (the “Retention Bonus”). The amount of your Retention Bonus will be equal to one hundred percent (100%) of your Weekly Base Salary times the number of weeks you remain in continuous employment with the Company June 24, 2023 until the earlier to occur of (i) the date your employment is terminated by the Company without Cause, as such term is defined in your employment agreement with the Company (your “Employment Agreement”), (ii) the date of the consummation of the Proposed Transaction and (iii) the date that is four (4) months following the Effective Date (such period, the “Retention Period”). For purposes of this Retention Agreement, your “Weekly Base Salary” means your weekly base salary in effect as of the date of your termination. In no event will the amount of your Retention Bonus exceed one hundred percent (100%) of your Weekly Base Salary times the number of weeks you remain employed by the Company during the Retention Period. For example, if (i) your employment is terminated by the Company without Cause four (4) weeks following the date the Company announces the Proposed Transaction, and (ii) your Weekly Base Salary is $100, then you will be eligible to receive a Retention Bonus in the amount of $400.

The Retention Bonus will be paid to you in a lump sum within 60 days after the end of the Retention Period. For avoidance of doubt, in the event that the Company terminates your employment for Cause, or you resign for any reason, prior to the end of the Retention Period, you will forfeit your Retention Bonus.

It is intended that the Retention Bonus payable under this Retention Agreement satisfies, to the greatest extent possible, the exemption from the application of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) provided under Treasury Regulations Section 1.409A-1(b)(4) and in all cases will be paid not later than March 15 of the year following the year in which your right to such amount became vested. This Retention Agreement is not intended to be governed by the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), as either a welfare benefit plan or a pension plan, but rather is intended to be a bonus program as such term is defined in the regulations under ERISA at 29 C.F.R. § 2510.3-2(c) and shall be construed and administered in accordance with such intention.

II.	Severance Eligibility

You will continue to be eligible for severance benefits stipulated in your Employment Agreement, subject to the terms and conditions set forth therein, unless you accept an offer of employment from Parent. If you accept an offer to become a full-time employee of Parent, you will waive your right to receive severance benefits pursuant to your Employment Agreement and instead will be eligible to receive the severance arrangements, if any, as set forth in your offer letter and/or employment agreement with Parent.

III.	Miscellaneous

This Retention Agreement is intended to provide a financial incentive to you and is not intended to confer any rights to continued employment upon you. Nothing in this Retention Agreement is intended to alter your at-will employment relationship, and all other provisions of your Employment Agreement remain in full force and effect.

All questions concerning the construction, validity and interpretation of this Retention Agreement will be governed by the law of the Commonwealth of Massachusetts without giving effect to the conflict of laws principles. You submit to the jurisdiction of the state and federal courts encompassing the location of the Company’s then-principal office for the resolution of any disputes or claims under this Retention Agreement. For the avoidance of doubt, any disputes under your Employment Agreement shall be governed by the relevant provisions set forth in your Employment Agreement.

This Retention Agreement is the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to the payments and benefits provided for herein, and it supersedes and replaces any other agreements (whether written or unwritten) you may have with the Company concerning these matters. The terms of this Retention Agreement may not be modified or amended except in a written agreement signed by you and a duly authorized officer of the Company.

Sincerely,

Rob Ross

Chief Executive Officer

Accepted and Agreed:

Date:
[•]